Exhibit 99.1

Socket Mobile Reports First Quarter 2026 Results

FREMONT, Calif., – May 5, 2026 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States ("GAAP") for the three months ended March 31, 2026.

First Quarter 2026 Financial Highlights:

•	Revenue of $3.7 million, a 7% decrease from $4.0 million in both the prior-year quarter and Q4 2025.

•	Gross margin of 51.3% compared with 50.4% in the prior-year quarter and 50.2% in the preceding quarter.

•	Operating expenses of $2.7 million, an 8% decrease from $2.9 million in the prior-year quarter, but a 3% increase from $2.6 million in Q4 2025.

•	Operating loss of $0.8 million, compared to $0.9 million in the prior-year quarter and $0.6 million in the preceding quarter.

•	On March 27, 2026, the company completed a $0.5 million secured subordinated convertible note financing to strengthen its working capital position and support ongoing innovation.

“We recognized that our first-quarter results fell short of expectations, reflecting broader customer caution and delayed spending," said Kevin Mills, President and CEO. "That said, we remain focused on the factors within our control. Our operational resilience remains strong. We have streamlined our cost structure while launching several critical products, including the S721 and our iPhone 17e solutions. In addition, the recent $0.5 million financing provides us with the runway needed to support ongoing operations and bridge to new high-value enterprise opportunities.”

“In Q1, we made meaningful progress in expanding our partner ecosystem, including the launch of native support for the SocketScan S721 and S741 barcode scanners on the Shopify platform. This integration allows Shopify merchants to leverage advanced Bluetooth® Low Energy technology to enhance retail operations and ID verification workflows. At the same time, we strengthened our position within the Apple ecosystem by introducing industrial scanning solutions, such as the XtremeScan and DuraSled families, designed for the new iPhone 17e. These hardware advancements are complemented by the continued rollout of CaptureSDK 2.0, providing developers with a more powerful and efficient toolkit for integrating high-performance data capture across iOS and Android applications.”

“Looking ahead, we remain committed to delivering reliable, high-quality data capture solutions that help our customers improve productivity, streamline operations, and stay competitive in dynamic markets. We look forward to sharing further updates during our upcoming conference call,” Mills concluded.

Conference Call

The management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly and year-end results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091, toll-free from within the U.S., or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, X, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computers and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2026, Socket Mobile, Inc. All rights reserved.

 – Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Three months ended March 31,
	2026	2025
Revenue	$3,700	$3,966
Cost of revenue	1,803	1,968
Gross margin	1,897	1,998
Gross margin percent	51.3%	50.4%
Research & development	1,090	1,132
Sales & marketing	902	1,107
General & administrative	665	653
Total operating expenses	2,657	2,892
Operating loss	(760)	(894)
Interest expense, net	(140)	(100)
Net loss	$(900)	$(994)
Net loss per share:
Basic	$(0.11)	$(0.13)
Fully diluted	$(0.11)	$(0.13)
Weighted average shares outstanding:
Basic	8,136	7,829
Fully diluted	8,136	7,829

*Derived from audited financial statements.

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) March 31, 2026	December 31, 2025*
Cash	$1,710	$2,032
Accounts receivable	2,198	1,711
Inventories	3,870	4,221
Deferred costs on shipments to distributors	125	122
Other current assets	567	548
Property and equipment, net	1,919	2,125
Intangible assets, net	1,273	1,305
Operating leases right-of-use assets	1,953	2,087
Other long-term assets	286	286
Total assets	$13,901	$14,437
Accounts payable and accrued liabilities	$1,842	$2,023
Subordinated convertible notes payable, net of discount	500	400
Subordinated convertible notes payable, net of discount-related party	5,487	5,083
Deferred revenue on shipments to distributors	346	336
Deferred service revenue	26	28
Operating lease liabilities	2,151	2,289
Total liabilities	10,352	10,159
Common stock	70,040	69,870
Accumulated deficit	(65,453)	(64,554)
Treasury stock	(1,038)	(1,038)
Total equity	3,549	4,278
Total liabilities and equity	$13,901	$14,437

*Derived from audited financial statements.

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